Exhibit 2.1
Execution Version

CONTRIBUTION AGREEMENT
by and among
SPECTRA ENERGY SOUTHEAST PIPELINE CORPORATION,
SPECTRA ENERGY PARTNERS (DE) GP, LP,
and
SPECTRA ENERGY PARTNERS, LP,
dated as of
November 30, 2010

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		Page

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES RELATING TO SPECTRA MLP

Section 5.1	Organization of Spectra MLP	18
Section 5.2	Authorization; Enforceability	18
Section 5.3	No Conflict	18
Section 5.4	Litigation	19
Section 5.5	Brokers’ Fees	19
Section 5.6	Issuance of SESP Common Units and MLP GP General Partner Units	19
Section 5.7	Investment Representation	19
Section 5.8	Spectra MLP SEC Documents	19

	ARTICLE VI
	COVENANTS

Section 6.1	Fourth Quarter Distribution by Gulfstream	20
Section 6.2	Recourse Debt Covenant	20
Section 6.3	Pre-Closing Transactions	20
Section 6.4	Net Worth of MLP GP	20
Section 6.5	Prepayment of CapEx Debt	21

	ARTICLE VII
	TAX MATTERS

Section 7.1	Tax Returns	21
Section 7.2	Transfer Taxes	22
Section 7.3	Tax Indemnity	22
Section 7.4	Scope	23

	ARTICLE VIII
	[INTENTIONALLY OMITTED]

	ARTICLE IX
	INDEMNIFICATION

Section 9.1	Survival	24
Section 9.2	Indemnification	24
Section 9.3	Indemnification Procedures	25
Section 9.4	Additional Agreements Regarding Indemnification	26
Section 9.5	Waiver of Other Representations	27
Section 9.6	Total Consideration Adjustment	27
Section 9.7	Exclusive Remedy	28

	ARTICLE X
	MISCELLANEOUS

Section 10.1	Notices	28
Section 10.2	Assignment	30

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Disclosure Schedule

Schedule 1.1(i)	—	Spectra MLP Knowledge
Schedule 1.1(ii)	—	SE Southeast Pipeline and MLP GP Knowledge
Schedule 1.1(iii)	—	Permitted Liens
Schedule 3.5	—	SE Southeast Pipeline and MLP GP Brokers’ Fees
Schedule 3.6(b)	—	Voting Agreements
Schedule 4.4	—	Subsidiaries
Schedule 4.5	—	Financial Statements
Schedule 4.6	—	Absence of Certain Changes
Schedule 4.7	—	Contracts
Schedule 4.9	—	Litigation
Schedule 4.10	—	Taxes
Schedule 4.11	—	Environmental Matters
Schedule 4.14	—	Title to Properties and Assets
Schedule 5.5	—	Spectra MLP Brokers’ Fees

iii

CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of November 30, 2010 is entered into by and among Spectra Energy Southeast Pipeline Corporation, a corporation organized under the Laws of the State of Delaware (“SE Southeast Pipeline”), Spectra Energy Partners (DE) GP, LP, a limited partnership organized under the Laws of the State of Delaware (“MLP GP”), and Spectra Energy Partners, LP, a limited partnership organized under the Laws of the State of Delaware (“Spectra MLP”).
RECITALS
     WHEREAS, as of 8:00 a.m. (Houston, TX time) on the date of this Agreement, SE Southeast Pipeline owns a 25.5% membership interest in Gulfstream Natural Gas System, L.L.C., a limited liability company organized under the Laws of the State of Delaware (“Gulfstream”), and Spectra MLP owns a 24.5% membership interest in Gulfstream;
     WHEREAS, prior to the Closing (as defined below):
     (i) SE Southeast Pipeline would contribute to MLP GP, and MLP GP would accept from SE Southeast Pipeline, a 19.58837% membership interest in Gulfstream (the “MLP GP Contributed Interest”), and MLP GP would assume from SE Southeast Pipeline 79.95252% of the CapEx Debt (the “MLP GP CapEx Debt”);
     (ii) Spectra Energy Transmission, LLC, a limited liability company organized under the Laws of the State of Delaware (the “SE Transmission”), would then contribute to Spectra Energy Partners GP, LLC, a limited liability company organized under the Laws of the State of Delaware (“MLP GP LLC”), and MLP GP LLC would then accept from SE Transmission, $2,605,597 in cash (the “SET Cash Contribution”), an amount in cash sufficient for MLP GP LLC to maintain a 1% general partner interest in MLP GP considering the transactions outlined in section (i) above; and
     (iii) MLP GP LLC would then contribute to MLP GP, and MLP GP would then accept from MLP GP LLC, an amount in cash equal to the SET Cash Contribution (the actions to be taken in sections (i) through (iii) above, the “Pre-Closing Transactions”);
     WHEREAS, SE Southeast Pipeline would then contribute to Spectra MLP, and Spectra MLP would then accept from SE Southeast Pipeline, a 4.91163% membership interest in Gulfstream (the “SESP Contributed Interest”), and, in exchange, Spectra MLP would, as contemplated in this Agreement, (a) distribute to SE Southeast Pipeline a certain number of Common Units, and (b) assume from SE Southeast Pipeline 20.04748% of the CapEx Debt (the “SESP CapEx Debt”);
     WHEREAS, MLP GP would then contribute to Spectra MLP, and Spectra MLP would then accept from MLP GP, the MLP GP Contributed Interest, and, in exchange, Spectra MLP would, as contemplated in this Agreement, (a) distribute to MLP GP a certain number of General

Partner Units, (b) assume from MLP GP the MLP GP CapEx Debt, and (c) pay to MLP GP $256,634,075 in cash (the “MLP GP Cash Consideration”);
     WHEREAS, the Parties (as defined below) contemplate that, following the Closing, Spectra MLP would (i) effect a Common Unit Offering (as defined below) and use substantially all of the net proceeds thereof to purchase short term United States Treasury securities or other high grade investments, (ii) establish a new loan from third party lenders to Spectra MLP, using such purchased securities as collateral and with the principal amount of such new loan being substantially equal to the purchase price of such purchased securities and with such indebtedness constituting MLP GP Recourse Liabilities (as defined below), and (iii) use the proceeds of such new collateralized loan to pay down other outstanding indebtedness of Spectra MLP that constitutes MLP GP Recourse Liabilities (including, without limitation, such indebtedness owed by Spectra MLP to Affiliates (as defined below) of Spectra MLP and third party lenders to finance the transactions contemplated by this Agreement); and
     WHEREAS, this Agreement has been approved by the Conflicts Committee (as defined below), and the Conflicts Committee engaged Tudor, Pickering, Holt & Co. Securities, Inc. as its financial advisor and relied on their advice in evaluating the transactions contemplated by this Agreement;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
     Section 1.1 Definitions. As used herein, the following capitalized terms shall have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Agreement” has the meaning provided such term in the preamble to this Agreement.
     “Balance Sheet Date” means September 30, 2010.
     “Business” means the operations and business conducted by Gulfstream.
     “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States.
     “CapEx Debt” means $7,365,925 of the intercompany indebtedness owed by SE Southeast Pipeline to Spectra Energy Capital LLC, a limited liability company organized under the Laws of the State of Delaware, as of 8:00 a.m (Houston, TX time) on the date of this

Agreement, with respect to 24.5% of its 25.5% membership interest in Gulfstream, and which debt proceeds SE Southeast Pipeline has used to make capital contributions to Gulfstream in connection with capital expenditures incurred by Gulfstream.
     “Claim Notice” has the meaning provided such term in Section 9.3(a).
     “Closing” has the meaning provided such term in Section 2.3(a).
     “Closing Date” has the meaning provided such term in Section 2.3(a).
     “Code” means the Internal Revenue Code of 1986.
     “Commission” means the United States Securities and Exchange Commission.
     “Common Units” has the meaning provided such term in the Spectra MLP Partnership Agreement.
     “Common Unit Offering” means a firm commitment underwriten public offering by Spectra MLP of Common Units registered under the Securities Act.
     “Conflicts Committee” has the meaning provided such term in the Spectra MLP Partnership Agreement.
     “Contract” means any legally binding agreement, commitment, lease, license or contract.
     “Contributed Interests” means the SESP Contributed Interest and/or the MLP GP Contributed Interest, as applicable.
     “Cross Receipt” means a cross receipt acknowledging the receipt of the items in Section 2.3(b)(i) and (iv) by Spectra MLP and the items in Section 2.3(c)(i), (ii) and (iii) by SE Southeast Pipeline and MLP GP.
     “Disclosure Schedule” means the schedules attached hereto.
     “Dollars” and “$” mean the lawful currency of the United States.
     “Dropdown Aggregate Value” means $330,000,000.
     “Effective Time” has the meaning provided such term in Section 2.3(a).
     “Environment” means (a) the navigable waters, the waters of the contiguous zone, and the ocean waters of which the natural resources are under the exclusive management authority of the United States under the Magnuson-Stevens Fishery Conservation and Management Act, 16 U.S.C. 1801 et seq., and (b) any other surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air within the United States or under the jurisdiction of the United States.
     “Environmental Law” means any Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental

Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and any Law relating to health, safety, the Environment, natural resources or the protection thereof, and all analogous state or local statutes, and the regulations promulgated pursuant thereto.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder.
     “Excluded Tax Return” means any Tax Return that is an information Tax Return of Gulfstream or that is a Tax Return relating to state sales and use Taxes of Gulfstream, in each case, to the extent such Tax Returns are based on information regarding Gulfstream operations that is provided to SE Southeast Pipeline by members of Gulfstream (or their respective Affiliates) other than SE Southeast Pipeline and MLP GP.
     “Financial Statements” has the meaning provided such term in Section 4.5(a).
     “Fundamental Representations and Warranties” means the representations and warranties contained in Sections 3.1, 3.2, 3.6, 4.1, 4.2 and 4.4.
     “GAAP” means generally accepted accounting principles of the United States, consistently applied.
     “General Partner Units” has the meaning provided such term in the Spectra MLP Partnership Agreement.
     “Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
     “Gulfstream” has the meaning provided such term in the recitals to this Agreement.
     “Gulfstream LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of Gulfstream Natural Gas System, L.L.C. dated as of February 28, 2007, as amended by that certain Amendment to Limited Liability Company Agreement of Gulfstream Natural Gas System, L.L.C. dated as of March 22, 2010.
     “Hazardous Substance(s)” means each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been Released into the environment.
     “Indebtedness for Borrowed Money” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all capitalized lease obligations of such Person, and (f) all indebtedness of any other Person of the type referred to in clauses (a) to (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.
     “Indemnified Party” has the meaning provided such term in Section 9.3(a).
     “Indemnifying Party” has the meaning provided such term in Section 9.3(a).
     “Indemnified Tax Claim” has the meaning provided such term in Section 7.3(b).
     “Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b) copyrights and any applications or registrations for any of the foregoing, and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae and specifications.
     “Knowledge” as to Spectra MLP means the actual knowledge of those Persons listed on Schedule 1.1(i), and; as to SE Southeast Pipeline and MLP GP means the actual knowledge of those Persons listed on Schedule 1.1(ii); provided, however, that those Persons noted in such Schedule 1.1(ii) as not having knowledge as to Gulfstream shall be disregarded with respect to any representation relating to Gulfstream that is qualified by “Knowledge.”
     “Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority.
     “Lien” means, with respect to any property or asset, any mortgage, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.
     “Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel); provided, however, that Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages nor shall Losses include lost profits, lost opportunities or other speculative damages; provided, further, however, that the preceding proviso shall not apply to the extent a Party is required to pay such damages to a third party in connection with a matter for which such Party is entitled to indemnification under Article IX.
     “Material Adverse Effect” means any circumstance, change or effect that is or would reasonably be expected to be materially adverse to the business, operations or financial condition of Gulfstream and the Business taken as a whole, but shall exclude any circumstance, change or effect resulting or arising from:

          (i) any change in general economic conditions in the industries or markets in which Gulfstream operates;
          (ii) seasonal reductions in revenues or earnings of Gulfstream substantially consistent with the historical results of such businesses;
          (iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;
          (iv) changes in Law or GAAP; or
          (v) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby.
     Notwithstanding the foregoing, clauses (i), (iii) and (iv) shall not apply in the event of a materially disproportionate effect on Gulfstream as compared to other entities in the industry or markets in which Gulfstream operates.
     “Material Contract” means any Contract to which Gulfstream is a party, the cancellation, termination or expiration of which would reasonably be expected to have a Material Adverse Effect.
     “MLP GP” has the meaning provided such term in the preamble to this Agreement.
     “MLP GP CapEx Debt” has the meaning provided such term in the recitals to this Agreement.
     “MLP GP Cash Consideration” has the meaning provided such term in the recitals to this Agreement.
     “MLP GP Consideration” means an amount equal to the sum of (i) the product of the Per Unit Value times the MLP GP General Partner Units, (ii) the MLP GP CapEx Debt, and (iii) the MLP GP Cash Consideration.
     “MLP GP Contributed Interest” has the meaning provided such term in the recitals to this Agreement.
     “MLP GP General Partner Units” means the number of General Partner Units that is computed by (i) multiplying the Dropdown Aggregate Value by 20%, (ii) multiplying the product of foregoing item (i) by 2%, and (iii) dividing the product of foregoing item (ii) by the Per Unit Value.
     “MLP GP Indemnified Parties” has the meaning provided such term in Section 9.2(b).
     “MLP GP LLC” has the meaning provided such term in the recitals to this Agreement.

     “MLP GP Recourse Liabilities” means liabilities of Spectra MLP that are recourse liabilities, within the meaning of Treasury Regulation Section 1.752-2, and are allocable entirely to MLP GP under such regulation.
     “Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.
     “Parties” means SE Southeast Pipeline, MLP GP and Spectra MLP.
     “Per Unit Valuation Date” means the date that is two Business Days prior to the Closing Date.
     “Per Unit Value” means the product of (i) 97%, and (ii) the volume-weighted average price of the Common Units on the New York Stock Exchange during the 20 trading days immediately preceding the Per Unit Valuation Date, calculated using the Bloomberg SEP Equity AQR function.
     “Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, however, right-of-way agreements and similar rights and approvals are not included in the definition of Permits.
     “Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, in each case executed in the ordinary course of business and that do not materially and adversely affect the ability of Gulfstream to conduct its Business as currently conducted, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business and that do not materially and adversely affect the ability of Gulfstream to conduct its Business as currently conducted, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, of a nature that do not materially and adversely affect the assets or properties subject thereto, (f) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (g) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (h) Liens granted in the ordinary course of business which do not secure the payment of Indebtedness for Borrowed Money and which do not materially and adversely affect the ability of Gulfstream to conduct its Business as currently conducted, (i) Liens listed in Schedule 1.1(iii), and (j) Liens created by Spectra MLP or its successors and assigns.
     “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

     “Pre-Closing Transactions” has the meaning provided such term in the recitals to this Agreement.
     “Pre-Transaction Percentage” means 24.5%.
     “Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.
     “Relative Ownership Percentages” means 20.04748% for SE Southeast Pipeline and 79.95252% for MLP GP.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing of, without limitation, Hazardous Substances, into the Environment.
     “Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.
     “SE Southeast Pipeline” has the meaning provided such term in the preamble to this Agreement.
     “SE Southeast Pipeline Indemnified Parties” has the meaning provided such term in Section 9.2(b).
     “SE Transmission” has the meaning provided such term in the recitals to this Agreement.
     “Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.
     “SESP CapEx Debt” has the meaning provided such term in the recitals to this Agreement.
     “SESP Common Units” means the number of Common Units that is computed by (i) multiplying the Dropdown Aggregate Value by 20%, (ii) multiplying the product of foregoing item (i) by 98%, and (iii) dividing the product of foregoing item (ii) by the Per Unit Value.
     “SESP Consideration” means an amount equal to the sum of (i) the product of the Per Unit Value times the SESP Common Units, and (ii) the SESP CapEx Debt.
     “SESP Contributed Interest” has the meaning provided such term in the recitals to this Agreement.
     “SET Cash Contribution” has the meaning provided such term in the recitals to this Agreement.
     “Spectra Energy Corp” means Spectra Energy Corp, a Delaware corporation.
     “Spectra MLP” has the meaning provided such term in the preamble to this Agreement.

     “Spectra MLP Debt” has the meaning provided such term in Section 6.2.
     “Spectra MLP Financial Statements” has the meaning provided such term in Section 5.8.
     “Spectra MLP Indemnified Parties” has the meaning provided such term in Section 9.2(a).
     “Spectra MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP dated as of July 2, 2007, as amended by that certain Amendment No. 1 thereto dated as of April 11, 2008.
     “Spectra MLP Revolving Credit Facility” means the Credit Agreement, dated as of May 24, 2007, among Spectra MLP (as successor by merger to Spectra Energy Partners OLP, LP, a limited partnership organized under the Laws of the State of Delaware), as the borrower, and Wachovia Bank, National Association, as administrative agent, Citibank, N.A., as syndication agent, and the other lenders party thereto, as amended by that certain First Amendment to Credit Agreement dated as of September 30, 2007 and that certain Second Amendment to Credit Agreement dated as of November 29, 2010.
     “Spectra MLP SEC Documents” has the meaning provided such term in Section 5.8.
     “Tax” means (a) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest, (b) any liability of Gulfstream for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Gulfstream for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability of Gulfstream for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.
     “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Tax Benefit” means, with respect to a Loss, an amount by which the Tax liability of a Person (or group of corporations filing a Tax Return that includes the Person), with respect to a taxable period, is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including, by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority; provided, however, in each case, only the reasonable present value of any Tax Benefit shall be considered with respect to a Loss.
     “Tax Indemnified Party” has the meaning provided such term in Section 7.3(b).
     “Tax Indemnifying Party” has the meaning provided such term in Section 7.3(b).
     “Tax Proceeding” has the meaning provided such term in Section 7.1(e).
     “Tax Returns” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.
     “Tax-Sharing Agreement” means any existing agreement or arrangement (whether or not written) that is binding on Gulfstream and regarding the sharing, allocation or payment of Taxes or amounts in lieu of Taxes.
     “Third Party Claim” has the meaning provided such term in Section 9.3(a).
     “United States” or “U.S.” means United States of America.
     Section 1.2 Rules of Construction.
          (a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
          (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
          (c) The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
          (d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
          (e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

          (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
          (g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.
          (h) References to any Law are references to such Law as it may be amended from time to time, and references to particular provisions of a Law include a reference to the corresponding provisions of any succeeding Law.
ARTICLE II
CONTRIBUTION; CLOSING
     Section 2.1 Contribution of Contributed Interests.
          (a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, SE Southeast Pipeline shall contribute to Spectra MLP, and Spectra MLP shall accept from SE Southeast Pipeline, the SESP Contributed Interest, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws.
          (b) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, MLP GP shall contribute to Spectra MLP, and Spectra MLP shall accept from MLP GP, the MLP GP Contributed Interest, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws.
     Section 2.2 Consideration.
          (a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in exchange for the SESP Contributed Interest, Spectra MLP shall (i) distribute to SE Southeast Pipeline the SESP Common Units and (ii) assume from SE Southeast Pipeline the SESP CapEx Debt.
          (b) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in exchange for the MLP GP Contributed Interest, Spectra MLP shall (i) distribute to MLP GP the MLP GP General Partner Units, (ii) assume from MLP GP the MLP GP CapEx Debt, and (iii) pay to MLP GP the MLP GP Cash Consideration, which payment shall be sourced by Spectra MLP solely from debt proceeds under the Spectra MLP Revolving Credit Facility or other indebtedness that constitutes recourse liabilities of MLP GP (within the meaning of Treasury Regulation Section 1.752-2).
          (c) The Parties acknowledge that the transactions described in this Article II are properly characterized as transactions described in Section 721(a) of the Code.
     Section 2.3 The Closing.
          (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002, commencing at 10:00 a.m. (Houston, TX time) on the date of this

Agreement (the “Closing Date”); provided, however, the Closing shall be deemed to have been consummated at 3:01 p.m. (Houston, TX time) on the Closing Date (the “Effective Time”).
          (b) At the Closing, each of SE Southeast Pipeline and MLP GP will deliver the following documents and deliverables to Spectra MLP:
          (i) an assignment or assignments effecting the transfer to Spectra MLP of ownership of all of the Contributed Interests together with certificates, if any, representing the Contributed Interests and such other documentation as is reasonably required to transfer the Contributed Interests to Spectra MLP;
          (ii) a certification in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2) to the effect that neither MLP GP nor SE Southeast Pipeline is a foreign person;
          (iii) the Cross Receipt executed by each of SE Southeast Pipeline and MLP GP;
          (iv) an assignment and assumption agreement, in such form as reasonably required by SE Southeast Pipeline and MLP GP, executed by SE Southeast Pipeline and MLP GP, effecting the assumption by Spectra MLP of the SESP CapEx Debt and the MLP GP CapEx Debt; and
          (v) such other certificates, instruments of conveyance and documents as may be reasonably requested by Spectra MLP and agreed to by SE Southeast Pipeline or MLP GP prior to the Closing Date to carry out the intent and purposes of this Agreement.
          (c) At the Closing, Spectra MLP will deliver the following documents and deliverables to SE Southeast Pipeline or MLP GP, as applicable, or take the following actions:
          (i) an assignment and assumption agreement, in such form as reasonably required by SE Southeast Pipeline and MLP GP, executed by Spectra MLP, effecting the assumption by Spectra MLP of the SESP CapEx Debt and the MLP GP CapEx Debt;
          (ii) the MLP GP Cash Consideration to MLP GP by wire transfer of immediately available U.S. federal funds to an account specified by MLP GP;
          (iii) issue, in certificated or book entry form, to SE Southeast Pipeline the SESP Common Units, and to MLP GP the MLP GP General Partner Units;
          (iv) the Cross Receipt executed by Spectra MLP; and
          (v) such other certificates, instruments of conveyance and documents as may be reasonably requested by SE Southeast Pipeline or MLP GP and agreed to by Spectra MLP prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATING TO SE SOUTHEAST PIPELINE AND MLP GP
     Except as disclosed in the Disclosure Schedule, each of SE Southeast Pipeline and MLP GP, as applicable, hereby jointly and severally represents and warrants to Spectra MLP as follows:
     Section 3.1 Organization. It is a corporation or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     Section 3.2 Authorization; Enforceability. It has all requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate or limited partnership action, as applicable, on its part, and no other corporate or limited partnership proceeding, as applicable, on its part is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by it, and this Agreement constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     Section 3.3 No Conflict. The execution and delivery of this Agreement by it and the consummation of the transactions contemplated hereby by it do not and shall not:
          (a) violate in any material respect any Law applicable to it or Spectra Energy Corp or require of it or Spectra Energy Corp any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;
          (b) violate any of its or Spectra Energy Corp’s Organizational Documents; or
          (c) (i) breach any material Contract to which it or Spectra Energy Corp is a party, (ii) result in the termination of any such material Contract, (iii) result in the creation of any Lien upon any of its Contributed Interests or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of its Contributed Interests.
     Section 3.4 Litigation. There are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of SE Southeast Pipeline and MLP GP, as applicable, threatened against it that would adversely affect its ability to perform its obligations under this Agreement, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon it that would adversely affect its ability to perform its obligations under this Agreement.
     Section 3.5 Brokers’ Fees. Except as set forth on Schedule 3.5, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by it or any of its Affiliates.
     Section 3.6 Ownership of Contributed Interests.
          (a) It has good and valid title to, holds of record and owns its Contributed Interests free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws.
          (b) SE Southeast Pipeline, as of the date of this Agreement and immediately prior to the Pre-Closing Transactions, owns 25.5% of the limited liability company interest of Gulfstream. Immediately following the Pre-Closing Transactions and immediately prior to the Closing, (i) MLP GP will own the MLP GP Contributed Interest and (ii) SE Southeast Pipeline will own the SESP Contributed Interest. The Contributed Interests represent 24.5% of the limited liability company interests in Gulfstream. Except as set forth in Schedule 3.6(b), there are no voting agreements, proxies or other similar agreements or understandings with respect to the Contributed Interests. All of the Contributed Interests are duly authorized, validly issued and outstanding and fully paid, and were issued free of preemptive rights in compliance with Laws. Upon consummation of the transactions contemplated by this Agreement, Spectra MLP will acquire good and valid title to all of the Contributed Interests, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or Liens created by Spectra MLP.
     Section 3.7 Investment Representation. It is purchasing the SESP Common Units and the MLP GP General Partner Units, as applicable, for its own account with the present intention of holding such units for investment purposes and not with a view to or for sale in connection with any public distribution of such units in violation of any federal or state securities Laws. It acknowledges that such Common Units and General Partner Units have not been registered under federal and state securities Laws and that such Common Units and General Partner Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
RELATING TO GULFSTREAM
     Except as disclosed in the Disclosure Schedule, each of SE Southeast Pipeline and MLP GP hereby jointly and severally represents and warrants to Spectra MLP as follows:
     Section 4.1 Organization of Gulfstream. Gulfstream is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority, as applicable, to own, operate or lease its properties and assets and to conduct the Business as it is now being conducted. To the Knowledge of SE Southeast Pipeline and MLP GP, Gulfstream is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. SE Southeast Pipeline and MLP GP have made available to Spectra MLP true copies of all existing Organizational Documents of Gulfstream.
     Section 4.2 Capitalization. To the Knowledge of SE Southeast Pipeline and MLP GP, there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of Gulfstream issued or granted by Gulfstream, any other commitments or agreements to which Gulfstream is a party providing for the issuance by it of additional limited liability company interests or the repurchase or redemption by it of limited liability company interests, and there are no agreements of any kind which may obligate Gulfstream to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as may be contained in its existing Organizational Documents.
     Section 4.3 No Conflict. The execution and delivery of this Agreement by each of SE Southeast Pipeline and MLP GP and the consummation of the transactions contemplated hereby by SE Southeast Pipeline and MLP GP do not and shall not:
          (a) violate, in any material respect, any Law applicable to Gulfstream or require of Gulfstream any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;
          (b) violate any Organizational Document of Gulfstream; or
          (c) to the Knowledge of SE Southeast Pipeline and MLP GP, (i) result in a breach of any material Contract to which Gulfstream is a party, (ii) result in the termination of any such material Contract, (iii) result in the creation of any Lien under any such material Contract or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.
     Section 4.4 Subsidiaries. Except as disclosed on Schedule 4.4, Gulfstream does not own any equity interests in any Person.
     Section 4.5 Financial Statements; Records; Undisclosed Liabilities.
          (a) Schedule 4.5 sets forth true and complete copies of (i) the unaudited balance sheet of Gulfstream as of the Balance Sheet Date and (ii) the audited balance sheet of Gulfstream as of December 31, 2009 (such balance sheets being the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, except as otherwise stated in the footnotes and except for normal year-end adjustments and the absence of footnote disclosure, and present fairly in accordance with GAAP, in all material respects, the financial position of Gulfstream as of such date.
          (b) To the Knowledge of SE Southeast Pipeline and MLP GP, all liabilities of Gulfstream that are required by GAAP to be reflected or reserved against in the Financial Statements have been so reflected or reserved against in the Financial Statements.

     Section 4.6 Absence of Certain Changes. Except as disclosed on Schedule 4.6, to the Knowledge of SE Southeast Pipeline and MLP GP, from the Balance Sheet Date, (a) there has not been any Material Adverse Effect, (b) the Business has been conducted, in all material respects, only in the ordinary course consistent with past practices, and (c) there has been no damage, destruction or loss to the assets or properties of Gulfstream which could reasonably be expected to have a Material Adverse Effect.
     Section 4.7 Contracts. Except as set forth in Schedule 4.7, to the Knowledge of SE Southeast Pipeline and MLP GP, each Material Contract (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of Gulfstream and the other parties thereto, in each case enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as set forth in Schedule 4.7, to the Knowledge of SE Southeast Pipeline and MLP GP, none of Gulfstream or any other party is in breach of any Material Contract, and none of SE Southeast Pipeline or MLP GP has received any written notice of termination or breach of any Material Contract.
     Section 4.8 Intellectual Property. To the Knowledge of SE Southeast Pipeline and MLP GP, Gulfstream has access to, owns or has the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property required in the operation of the Business as presently conducted.
     Section 4.9 Litigation. Except as set forth in Schedule 4.9, (a) there are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of SE Southeast Pipeline and MLP GP, threatened against Gulfstream other than lawsuits or actions which could not reasonably be expected to have a Material Adverse Effect, and (b) to the Knowledge of SE Southeast Pipeline and MLP GP, Gulfstream is not subject to any injunction, order or unsatisfied judgment from any Governmental Authority.
     Section 4.10 Taxes. Except as set forth on Schedule 4.10 and except that, notwithstanding anything in this Section 4.10 to the contrary, SE Southeast Pipeline and MLP GP make no representations or warranties regarding any Excluded Tax Return or the Taxes reported on any such Excluded Tax Return, with respect to Gulfstream (a) all Tax Returns required to be filed have been duly and timely filed with the appropriate Tax Authority, and were, when filed, true, correct and complete in all material respects, (b) all Taxes due and owing (whether or not shown as due on any Tax Returns) have been timely paid in full, (c) there are no Liens (other than Permitted Liens) on any of the assets of Gulfstream that arose in connection with any failure (or alleged failure) to pay any Tax, (d) there is no claim, action or proceeding pending by any applicable Tax Authority in connection with any Tax, (e) no Tax Returns are now under audit or examination by any Tax Authority, (f) there are no agreements or waivers providing for an extension of time with respect to the filing of any Tax Returns or the assessment or collection of any such Tax, (g) no written claim has been made by any Tax Authority in a jurisdiction where Gulfstream does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (h) Gulfstream is not a party to any Tax-Sharing Agreement, and is not otherwise liable for the Taxes of any other Person (including as a transferee or successor), (i) since its inception, Gulfstream has been treated either as a partnership or has been disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury

Regulation Section 301.7701-3(b)(1), (j) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Gulfstream, (k) Gulfstream has not, during any period for which the statute of limitations for any relevant Tax has not expired, participated in any listed transaction required to be disclosed under Treasury Regulation Section 1.6011-4, and (l) Gulfstream has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise.
     Section 4.11 Environmental Matters. To the Knowledge of SE Southeast Pipeline and MLP GP, except as set forth on Schedule 4.11 or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
          (a) the operations of Gulfstream are in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Permits required under all Environmental Laws;
          (b) Gulfstream is not the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation or the payment of a fine or penalty;
          (c) Gulfstream is not subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law;
          (d) there has been no Release of any Hazardous Substance into the Environment by Gulfstream or its assets, operations and the Business except in compliance with applicable Environmental Law; and
          (e) there has been no exposure of any Person or property to any Hazardous Substances in connection with the operation of the assets of Gulfstream.
     Spectra MLP acknowledges that this Section 4.11 shall be deemed to be the only representation and warranty in this Agreement with respect to environmental matters.
     Section 4.12 Legal Compliance; Permits. Except with respect to (a) matters set forth in Schedule 4.9 (Litigation), (b) compliance with Laws concerning Taxes (as to which representations and warranties are made only pursuant to Section 4.10) and (c) compliance with Environmental Laws (as to which representations and warranties are made only pursuant to Section 4.11), to the Knowledge of SE Southeast Pipeline and MLP GP, Gulfstream is in compliance in all material respects with all Laws and has not received written notice of any violation of any Law relating to the operation of the Business or to any of its assets or operations which could reasonably be expected to have a Material Adverse Effect. To the Knowledge of SE Southeast Pipeline and MLP GP, Gulfstream possesses all material Permits necessary for it to own its assets and operate the Business as currently conducted and all such Permits are in full force and effect, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     Section 4.13 Employees. Gulfstream (i) has no employees and (ii) does not maintain, contribute nor is subject to any liability in respect of employee benefit or welfare plan of any nature, including plans subject to ERISA.
     Section 4.14 Title to Properties and Assets. Except as set forth on Schedule 4.14 and as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, to the Knowledge of SE Southeast Pipeline and MLP GP, Gulfstream has good and valid title to its property interests and the assets used or necessary to conduct the Business as presently conducted, free and clear of any Liens, except for Permitted Liens.
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO SPECTRA MLP
     Spectra MLP hereby represents and warrants to SE Southeast Pipeline and MLP GP as follows:
     Section 5.1 Organization of Spectra MLP. Spectra MLP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     Section 5.2 Authorization; Enforceability. Spectra MLP has all requisite partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited partnership action on the part of Spectra MLP, and no other partnership proceeding on the part of Spectra MLP is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Spectra MLP, and this Agreement constitutes a valid and binding obligation of Spectra MLP, enforceable against Spectra MLP in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     Section 5.3 No Conflict. The execution and delivery of this Agreement by Spectra MLP and the consummation of the transactions contemplated hereby by Spectra MLP do not and shall not:
          (a) violate in any material respect, any Law applicable to Spectra MLP or require of Spectra MLP any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;
          (b) violate any Organizational Document of Spectra MLP; or
          (c) (i) breach any material Contract, to which Spectra MLP is a party, (ii) result in the termination of any such material Contract, (iii) result in the creation of any Lien upon any of the properties or assets of Spectra MLP, or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

     Section 5.4 Litigation. There are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of Spectra MLP, threatened against Spectra MLP that would adversely affect the ability of Spectra MLP to perform its obligations under this Agreement, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon Spectra MLP that would adversely affect the ability of Spectra MLP to perform its obligations under this Agreement.
     Section 5.5 Brokers’ Fees. Except as set forth on Schedule 5.5, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Spectra MLP or any of its Affiliates.
     Section 5.6 Issuance of SESP Common Units and MLP GP General Partner Units. Upon issuance, all of the SESP Common Units and MLP GP General Partner Units will be duly authorized; validly issued and outstanding; with respect to the SESP Common Units, fully paid (to the extent required by the Spectra MLP Partnership Agreement); and, with respect to the SESP Common Units, nonassessable (subject to Del. Code Ann. Tit. 6, §§ 17-303, 17-607 and 17-804 (2007)), and will have been issued free of preemptive rights in compliance with Laws. Upon consummation of the transactions contemplated by this Agreement, SE Southeast Pipeline and MLP GP will acquire good and valid title to all of the SESP Common Units and MLP GP General Partner Units, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or arising under the Spectra MLP Partnership Agreement.
     Section 5.7 Investment Representation. Spectra MLP is purchasing the Contributed Interests for its own account with the present intention of holding the Contributed Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Contributed Interests in violation of any federal or state securities Laws. Spectra MLP acknowledges that the Contributed Interests have not been registered under federal and state securities Laws and that the Contributed Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.
     Section 5.8 Spectra MLP SEC Documents. Spectra MLP has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Spectra MLP SEC Documents”). The Spectra MLP SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Spectra MLP Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Spectra MLP SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The Spectra MLP Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Spectra MLP as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Deloitte & Touche LLP is an independent registered public accounting firm with respect to Spectra MLP and has not resigned or been dismissed as independent registered public accountants of Spectra MLP as a result of or in connection with any disagreement with Spectra MLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
ARTICLE VI
COVENANTS
     Section 6.1 Fourth Quarter Distribution by Gulfstream. With respect to the distribution of “Available Cash” (as defined in the Gulfstream LLC Agreement) by Gulfstream for the “Quarter” (as defined in the Gulfstream LLC Agreement) ended December 31, 2010, Spectra MLP shall promptly upon its receipt of the portion of such cash distribution attributable to the Contributed Interests pay MLP GP an amount in cash equal to the product of (a) an amount equal to such portion, and (b) the quotient of (i) the number of days in the period beginning on the first day of such Quarter and ending on and including the Closing Date, and (ii) the total number of days in such Quarter. The Parties agree that this payment will be characterized as an operating cash flow distribution within the meaning of Treasury Regulation Section 1.707-4(b).
     Section 6.2 Recourse Debt Covenant. Immediately prior to the Closing, Spectra MLP shall borrow the MLP GP Cash Consideration under the Spectra MLP Revolving Credit Facility or other indebtedness that constitutes recourse liabilities of MLP GP (such borrowing, the “Spectra MLP Debt”). The Parties intend that (i) the distribution of the MLP GP Cash Consideration to MLP GP shall qualify as a “debt-financed transfer” under Treasury Regulation Section 1.707-5(b) and (ii) MLP GP’s share of the Spectra MLP Debt under Sections 1.752-2 and 1.707-5(a)(2)(i) of the Treasury Regulations shall be the entire amount of the Spectra MLP Debt. For purposes of this Section 6.2, Treasury Regulation Section 1.707-3(c) shall be applied by substituting the phrase “four-year” for the phrase “two-year” in each place the latter phrase appears therein. The Parties agree to act at all times in a manner consistent with the foregoing provisions of this Section 6.2, except with the prior written consent of MLP GP.
     Section 6.3 Pre-Closing Transactions. Prior to the Closing, SE Southeast Pipeline and MLP GP shall, and shall cause their respective Affiliates to, use Reasonable Efforts to cause the Pre-Closing Transactions to be consummated.
     Section 6.4 Net Worth of MLP GP. MLP GP covenants and agrees that it will maintain a net value (as determined pursuant to the principles of Treasury Regulation Section 1.752-2(k)(2), applying those principles as if MLP GP were a disregarded entity for federal income tax purposes) that is not less than the principal amount of Spectra MLP’s outstanding indebtedness immediately after the Closing that constitutes recourse liabilities of MLP GP (within the meaning of Treasury Regulation Section 1.752-2), which amount will be reduced by principal payments by Spectra MLP on such indebtedness and which amount will not be increased by any new borrowings by Spectra MLP.
     Section 6.5 Prepayment of CapEx Debt. Spectra MLP shall prepay the CapEx Debt in full upon the earlier to occur of (a) March 31, 2011 and (b) the consummation of a Common Unit Offering.
ARTICLE VII
TAX MATTERS
     Section 7.1 Tax Returns.
          (a) Through the Closing, each of SE Southeast Pipeline and MLP GP shall cause Gulfstream to continue to be treated as a partnership for federal income tax purposes, and the operations of Gulfstream attributable to the Contributed Interests through the Effective Time shall be reflected on the consolidated federal income Tax Return of Spectra Energy Corp. The income of Gulfstream attributable to the Contributed Interests will be apportioned to the period up to and including the Effective Time, and the period after the Effective Time, by closing the books of Gulfstream as of the Effective Time.
          (b) With respect to any Tax Return of Gulfstream (other than an Excluded Tax Return) covering a taxable period ending on or before the Effective Time that is required to be filed after the Effective Time and with respect to any Tax Return (other than an Excluded Tax Return and other than Tax Returns described in Section 7.1(c)) of Gulfstream covering a taxable period beginning on or before the Effective Time and ending after the Effective Time that is required to be filed after the Effective Time, SE Southeast Pipeline shall cause such Tax Returns to be prepared and shall cause to be included in such Tax Returns all Tax items required to be included therein. SE Southeast Pipeline shall cause Gulfstream to file such Tax Returns and timely pay the Taxes shown due on such Tax Returns.
          (c) With respect to any federal income Tax Return (and state income Tax Returns which follow federal flow-through principles) of Gulfstream covering a taxable period beginning on or before the Effective Time and ending after the Effective Time that is required to be filed after the Effective Time, SE Southeast Pipeline shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax items required to be included therein. For such federal income Tax Return (and state income Tax Returns which follow federal flow-through principles), SE Southeast Pipeline shall determine (by an interim closing of the books as of the Effective Time except for franchise Taxes based solely on capital and ad valorem Taxes which shall be prorated on a daily basis) the Tax items attributable to the taxable period prior to the Effective Time and the Tax items attributable to the taxable period after the Effective Time and shall allocate those Tax items attributable to the Contributed Interests (i) to MLP GP and SE Southeast Pipeline in proportion to their Relative Ownership Percentages for Tax items attributable to the taxable period on or prior to the Effective Time and (ii) to Spectra MLP for Tax items attributable to the taxable period after the Effective Time. Not later than 15 days prior to the due date of each such Tax Return, SE Southeast Pipeline shall deliver a copy of such Tax Returns to each of Spectra MLP and MLP GP for their review. SE Southeast Pipeline shall make all reasonable changes to such Tax Returns as requested by each of Spectra MLP and

MLP GP not later than ten days prior to the due date of such Tax Return. SE Southeast Pipeline shall cause Gulfstream to file such Tax Returns and timely pay the Taxes shown due on such Tax Return.
          (d) Any Tax Return prepared pursuant to the provisions of this Section 7.1 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except as otherwise required by Law or fact.
          (e) Spectra MLP, MLP GP and SE Southeast Pipeline shall cooperate fully, and SE Southeast Pipeline shall use Reasonable Efforts to cause Gulfstream to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.1, requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under FASB Statement No. 109 (including compliance with Financial Accounting Standards Board Interpretation No. 48), and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Spectra MLP will, MLP GP will, SE Southeast Pipeline will and SE Southeast Pipeline will use Reasonable Efforts to cause Gulfstream to, (i) retain all books and records with respect to Tax matters pertinent to Gulfstream relating to any taxable period beginning before the Effective Time until the later of six years after the Effective Time or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Spectra MLP, MLP GP or SE Southeast Pipeline, as the case may be, shall allow the other parties to take possession of such books and records. Spectra MLP, MLP GP and SE Southeast Pipeline each agree, upon request, to use Reasonable Efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.
     Section 7.2 Transfer Taxes. Responsibility for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement shall be borne 50% by Spectra MLP, on one hand, and 50% by SE Southeast Pipeline and MLP GP, on the other hand, in proportion to their Relative Ownership Percentages.
     Section 7.3 Tax Indemnity.
          (a) SE Southeast Pipeline and MLP GP shall be jointly and severally liable for, shall pay and shall protect, defend, indemnify and hold harmless Spectra MLP from and against all Losses Spectra MLP incurs arising from (i) any breach of the representations and warranties contained in Section 4.10, (ii) any Taxes arising as a result of the Pre-Closing Transactions or ownership of the Contributed Interests prior to the Effective Time and (iii) from any Tax liabilities of Gulfstream as a result of the provisions of Treasury Regulation Section 1.1502-6 or any similar provision of foreign, state or local law. Spectra MLP shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless each of SE Southeast Pipeline and MLP GP from any and all Taxes which relate to or result from the income, Business, property or operations of Gulfstream after the Effective Time attributable to the Contributed Interests.
          (b) If any claim (an “Indemnified Tax Claim”) is made by any Tax Authority that, if successful, would result in indemnification of any Party (the “Tax Indemnified Party”) by another Party (the “Tax Indemnifying Party”) under this Section 7.3, the Tax Indemnified Party shall promptly, but in no event later than the earlier of (i) 45 days after receipt of notice from the Tax Authority of such claim or (ii) 15 days prior to the date required for the filing of any protest of such claim, notify the Tax Indemnifying Party in writing of such fact.
          (c) The Tax Indemnifying Party (in cooperation with the other members of Gulfstream pursuant to the documents governing the management of the affairs of Gulfstream) shall control all decisions with respect to any Tax Proceeding involving an Indemnified Tax Claim and the Tax Indemnified Party shall take such action (including settlement with respect to such Tax Proceeding or the prosecution of such Tax Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction) in connection with a Tax Proceeding involving an Indemnified Tax Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided, however, that (i) within 30 days after the notice required by Section 7.3(b) has been delivered (or such earlier date that any payment of Taxes with respect to such claim is due but in no event sooner than five days after the Tax Indemnifying Party’s receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, and (ii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of an Indemnified Tax Claim for at least 30 days (or such shorter period as may be required by Law) after the giving of the notice required by Section 7.3(b) with respect to such claim, shall give to the Tax Indemnifying Party any information requested related to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such claim.
          (d) The Parties agree that any indemnification or payment obligation of SE Southeast Pipeline or MLP GP under this Section 7.3 relating to Losses suffered or incurred by Spectra MLP described in clauses (i) and (iii) of Section 7.3(a) relating to Gulfstream shall be limited to the product of the Pre-Transaction Percentage and such Losses.
     Section 7.4 Scope. Notwithstanding anything to the contrary herein, this Article VII shall be the exclusive remedy for any claims relating to Taxes (including any claims relating to representations respecting Tax matters including Section 4.10). The rights under this Article VII shall survive the Closing until 30 days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period.
ARTICLE VIII
[INTENTIONALLY OMITTED]
ARTICLE IX
INDEMNIFICATION
     Section 9.1 Survival.
          (a) The representations and warranties of the Parties contained in this Agreement and all covenants contained in this Agreement that are to be performed prior to the Closing will survive the closing for 12 months following the Closing; provided, however, that (i) the Fundamental Representations and Warranties shall survive the Closing for five years following the Closing, (ii) the representations and warranties set forth in Section 4.10 (Taxes) shall survive as set forth in Article VII, and (iii) the representations and warranties in Section 4.11 (Environmental Matters) shall survive the Closing for two years following the Closing. No Party shall have any liability for indemnification claims made under this Article IX with respect to any such representation, warranty or pre-closing covenant unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant or claim, then the applicable representation, warranty or pre-closing covenant shall survive as to such claim, until such claim has been finally resolved.
          (b) All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing will survive the Closing in accordance with their terms.
Section 9.2 Indemnification.
          (a) Subject to Article VII relating to Taxes and the provisions of this Article IX, from and after the Closing, each of SE Southeast Pipeline and MLP GP shall indemnify and hold harmless Spectra MLP, Spectra MLP’s Affiliates (other than SE Southeast Pipeline and MLP GP) and their respective Representatives (the “Spectra MLP Indemnified Parties”) from and against all Losses that Spectra MLP Indemnified Parties incur arising from any breach of any representation, warranty or covenant of SE Southeast Pipeline or MLP GP, as applicable, in this Agreement or in any closing certificate to be delivered by SE Southeast Pipeline or MLP GP at the Closing pursuant to this Agreement.
          (b) Subject to Article VII relating to Taxes and the provisions of this Article IX, from and after the Closing, Spectra MLP shall indemnify and hold harmless SE Southeast Pipeline and its Affiliates and their respective Representatives (the “SE Southeast Pipeline Indemnified Parties”) and MLP GP and its Affiliates and their respective Representatives (the “MLP GP Indemnified Parties”) from and against all Losses that each of the SE Southeast Pipeline Indemnified Parties and MLP GP Indemnified Parties incur arising from or out of any breach of any representation, warranty or covenant of Spectra MLP in this

Agreement or in any closing certificate to be delivered by Spectra MLP at the Closing pursuant to this Agreement.
          (c) Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.
          (d) Notwithstanding anything in this Article IX to the contrary, all Losses relating to Taxes which are the subject of Article VII shall only be subject to indemnification under Section 7.3.
     Section 9.3 Indemnification Procedures. Claims for indemnification under this Agreement (other than claims involving a Tax Proceeding, the procedures for which are set forth in Article VII) shall be asserted and resolved as follows:
          (a) Any Spectra MLP Indemnified Party, MLP GP Indemnified Party or SE Southeast Pipeline Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 shall promptly (i) notify the Party providing indemnification hereunder (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.
          (b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified

Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
          (c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
          (d) Subject to the other provisions of this Article IX, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.
          (e) Notwithstanding anything to the contrary in this Section 9.3, the indemnification procedures set forth in Article VII shall control any indemnities relating to Taxes.
     Section 9.4 Additional Agreements Regarding Indemnification. Notwithstanding anything to the contrary herein:
          (a) a breach of any representation or warranty (other than with respect to a breach of the Fundamental Representations and Warranties) of SE Southeast Pipeline or MLP GP in this Agreement in connection with any single item or group of related items that results in Losses of less than $30,000 shall be deemed, for all purposes of this Article IX not to be a breach of such representation, warranty or pre-closing covenant;
          (b) neither SE Southeast Pipeline nor MLP GP shall have any liability arising out of or relating to Section 9.2(a) for breaches of representations or warranties (other than with respect to a breach of the Fundamental Representations and Warranties) except if the aggregate Losses actually incurred by Spectra MLP Indemnified Parties thereunder exceed 1.0% of the Dropdown Aggregate Value, and then, subject to Section 9.4(c), only to the extent such aggregate Losses exceed such amount;
          (c) in no event shall (i) the aggregate liability of SE Southeast Pipeline or MLP GP arising out of or relating to Section 9.2(a) for breaches of representations or warranties (other than with respect to a breach of the Fundamental Representations and Warranties) exceed 15% of the Dropdown Aggregate Value and (ii) the aggregate liability of SE Southeast Pipeline or MLP GP arising out of or relating to Section 9.2(a) for breaches of the Fundamental Representations and Warranties exceed 100% of the Dropdown Aggregate Value;
          (d) the amount of any Loss for which a Spectra MLP Indemnified Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually recovered with respect to such Loss; (ii) any Tax Benefits with respect to such Loss and (iii) indemnification or reimbursement payments actually recovered from third parties with respect to such Loss;
          (e) the Parties agree that any indemnification or payment obligation of SE Southeast Pipeline or MLP GP under Section 9.2(a) relating to Losses suffered or incurred by the Spectra MLP Indemnified Parties in connection with a breach of a representation or warranty in Article IV relating to Gulfstream shall be limited to the product of the Pre-Transaction Percentage and such Losses;
          (f) for purposes of determining whether there has been a breach or inaccuracy of a representation or warranty by a party in connection with the assertion of a claim for indemnification under Article IX, or determining the amount of a Loss, with respect to any asserted breach or inaccuracy, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Material Adverse Effect expressly contained in Article III or IV; provided that this Section 9.4(f) shall not apply to the definition of Material Contract; and
          (g) for the avoidance of doubt, nothing in this Section 9.4 shall affect the provisions of Article VII.
     Section 9.5 Waiver of Other Representations.
          (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF SE SOUTHEAST PIPELINE, MLP GP OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE CONTRIBUTED INTERESTS, THE BUSINESS, GULFSTREAM, ITS ASSETS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NEITHER SE SOUTHEAST PIPELINE NOR MLP GP MAKES ANY REPRESENTATION OR WARRANTY TO SPECTRA MLP WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO GULFSTREAM OR THE BUSINESS.
          (b) The representations and warranties contained in Section 4.9 shall be the exclusive representations and warranties with regard to Environmental Laws and related matters.
     Section 9.6 Total Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article IX as adjustments to the SESP Consideration and MLP GP Consideration, as applicable, for Tax purposes.

     Section 9.7 Exclusive Remedy.
          (a) Notwithstanding anything to the contrary herein except as provided in Sections 7.2, 7.3 or 9.2, no Party shall have any liability, and no Party shall make any claim, for any Loss or other matter (and Spectra MLP, MLP GP and SE Southeast Pipeline hereby waive any right of contribution against the other and their respective Affiliates), under, arising out of or relating to this Agreement, any other document, agreement, certificate or other matter delivered pursuant hereto or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise.
          (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS, LOST OPPORTUNITIES OR OTHER SPECULATIVE DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS SECTION 9.7(b) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE IX FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER ARTICLE IX.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Notices. Any notice, request, demand and other communication required or permitted to be given hereunder shall be in writing, and may be served by personal delivery, facsimile or by depositing same in the mail, addressed to the Party to be notified, first class, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by facsimile shall be deemed given and received upon receipt only if received during normal business hours and, if received other than during normal business hours, shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses of the Parties shall be as follows:
(a)	If to Spectra MLP, to:

Spectra Energy Partners, LP 5400 Westheimer Court Houston, TX 77056 Attention: Gregory J. Rizzo, President and Chief Executive Officer Facsimile: 713-989-1818

With copies to:

Spectra Energy Partners, LP
5400 Westheimer Court
Houston, TX 77056
Attention:     Steven Arnold, Chairman of the Conflicts Committee of the Board of Directors of Spectra Energy Partners GP, LLC
Facsimile: 713-650-8105
(b)	If to SE Southeast Pipeline, to:

Spectra Energy Southeast Pipeline Corporation
c/o Spectra Energy Corp
5400 Westheimer Court
Houston, TX 77056
Attention:     Guy G. Buckley, Group Vice President, Development and Strategy, at Spectra Energy Transmission, LLC
Facsimile: 713-989-1613

with copies to:

Spectra Energy Southeast Pipeline Corporation
c/o Spectra Energy Corp
5400 Westheimer Court
Houston, TX 77056
Attention:     Anders K. Torning, Associate General Counsel — Corporate Services
                      Room Code: 9B63
Facsimile: 713-989-3190
(c)	If to MLP GP, to:

Spectra Energy Partners (DE) GP, LP
c/o Spectra Energy Corp
5400 Westheimer Court
Houston, TX 77056
Attention:     Guy G. Buckley, Group Vice President, Development and Strategy, Spectra Energy Transmission, LLC
Facsimile: 713-989-1613

with copies to:

Spectra Energy Partners (DE) GP, LP
c/o Spectra Energy Corp
5400 Westheimer Court
Houston, TX 77056
Attention:     Anders K. Torning, Associate General Counsel — Corporate Services
                      Room Code: 9B63
Facsimile: 713-989-3190
or to such other address or addresses as the Parties may from time to time designate in writing.
     Section 10.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of all of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
     Section 10.3 Rights of Third Parties. Except for the provisions of Section 9.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.
     Section 10.4 Expense. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
     Section 10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
     Section 10.6 Entire Agreement. This Agreement (together with the Disclosure Schedule and exhibits to this Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to such subject matter.
     Section 10.7 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned to them in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the

Disclosure Schedule shall not be deemed to be an admission or acknowledgment by SE Southeast Pipeline or MLP GP, as applicable, in and of itself, that such information is material to or outside the ordinary course of the Business of Gulfstream or required to be disclosed on the Disclosure Schedule.
     Section 10.8 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.
     Section 10.9 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior consent of Spectra MLP, MLP GP and SE Southeast Pipeline, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances.
     Section 10.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, then they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
     Section 10.11 Governing Law; Jurisdiction.
          (a) This Agreement shall be governed and construed in accordance with the Laws of the State of Texas without regard to the Laws that might be applicable under conflicts of laws principles.
          (b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Agreement shall be binding.
          (c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 10.11(b).
          (d) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
     Section 10.12 Action by Spectra MLP. With respect to any action (including any case where the agreement of, or selection by, Spectra MLP is required), notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by Spectra MLP prior to or after the Closing Date with respect to, or in connection with, the subject matter hereof, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of Spectra MLP.

     IN WITNESS WHEREOF, this Contribution Agreement has been duly executed and delivered by each Party as of the date first above written.

SE SOUTHEAST PIPELINE: SPECTRA ENERGY SOUTHEAST PIPELINE CORPORATION
By:	/s/ Paul Haralson
	Name:	Paul Haralson
	Title:	Assistant Treasurer

MLP GP: SPECTRA ENERGY PARTNERS (DE) GP, LP
By:	Spectra Energy Partners GP, LLC,
its general partner

By:	/s/ Paul Haralson
	Name:	Paul Haralson
	Title:	Assistant Treasurer

SPECTRA MLP: SPECTRA ENERGY PARTNERS, LP
By:	Spectra Energy Partners (DE) GP, LP,
its general partner

By:	Spectra Energy Partners GP, LLC,
its general partner

By:	/s/ Gregory J. Rizzo
	Name:	Gregory J. Rizzo
	Title:	President & Chief Executive Officer

[Signature Page to the Contribution Agreement]